Exhibit 5.1

AVOCATS
Chaussée de La Hulpe 120 1000 Brussels T +32 2 566 8000 F +32 2 566 8001	Brussels, 25 January 2023 Nyxoah SA Rue Edouard Belin 1 1435 Mont-Saint-Guibert Belgium (the “Addressee”)

Ladies and Gentlemen,

We have acted as Belgian legal counsel to Nyxoah SA, a limited liability company organized and existing under the laws of the Kingdom of Belgium, with its statutory seat at rue Edouard Belin 12, 1435 Mont-Saint-Guibert, and registered under company number 0817.149.675 (the "Company"), on certain legal matters of Belgian law in connection with the Company's Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of up to 700,000 ordinary shares without nominal value of the Company to be issued upon the exercise of outstanding warrants under the warrant plan 2022 of the Company (the “Plan”). The amount of 700,000 ordinary shares to be issued under the Plan are referred to as the “Shares”.

This opinion letter is solely given for the information of the Addressee. It may only be relied upon in connection with the Registration Statement by the Addressee. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

This opinion letter sets out our opinion on certain matters of Belgian law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Belgian law.

Unless otherwise specifically stated herein, we do not express any opinion on tax law, on public international law or on the rules promulgated under or by any treaty organisation, except insofar as such rules are directly applicable in Belgium, nor do we express any opinion on Belgian or European competition law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Belgian law subsequent to today’s date.

Amsterdam
Brussels
London
Luxemburg
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Rotterdam

NautaDutilh, société civile sous la forme d'une SRL, RPM Bruxelles - TVA: BE 0479.249.878.

As Belgian lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Registration Statement under any applicable law other than Belgian law and the obligations of the parties thereto, and we have made no investigation of such meaning and purport. Our review of the Registration Statement has therefore been limited to the terms of such documents as they appear to us on their face.

In this opinion letter, legal concepts are expressed in English terms. The Belgian legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Belgian legal concepts described by the English terms. As far as the word "non-assessable" used in this opinion letter is concerned, this word has no legal meaning under the laws of Belgium and is used in this opinion letter only to mean that, with respect to the issuance of the Shares of the Company, subject to the terms and conditions of the Plan and the terms of issuance of the Shares, (i) the initial beneficiary of the Warrants will have no obligation to pay to the Company any additional amount in excess of the exercise price and (ii) the holders of the Shares will not be liable, solely because of their status as a holder of the Shares, for additional calls of funds on the Shares by the Company or its creditors.

In rendering the opinions expressed herein, we have exclusively reviewed and relied upon the documents set out in Exhibit A to this opinion letter (the “Documents”), together with such other publicly available documents as we have considered it necessary or desirable. We have not investigated or verified any factual matter disclosed to us in the course of our review, nor do we opine on the accuracy of representations and warranties contained in documents reviewed by us. For certain matters of fact, we have relied, without independent verification, on a certificate of the secretary of the Company.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Belgian law. The competent courts at Brussels, Belgium have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter and all matters related to the legal relationship between yourself and NautaDutilh BV/SRL, including the above submission to jurisdiction, are governed by Belgian law and the general terms and conditions of NautaDutilh BV/SRL1

1 The applicable general terms and conditions of NautaDutilh BV/SRL can be found at all times at www.nau-tadutilh.com.

ASSUMPTIONS

For the purposes of this opinion letter, we have assumed that:

a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same; all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the originals thereof (which have been or will be executed) and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	the Registration Statement will be filed with the SEC and will become effective, in the form referred to in this opinion letter;

c.	the Company's board of directors (or its proxyholders) has duly authorized the Plan;

d.	the Company's board of directors (or its proxyholders in accordance with the terms of the Plan) has duly granted all Warrants under the Plan relating to the Shares and the beneficiaries have accepted the Warrants granted to them in accordance with the terms of the Plan;

e.	the Plan is and will remain effective upon each granting of Warrants and upon each issue of Shares pursuant to the exercise of Warrants and in accordance with the Board Report;

f.	the Plan has been, and will at all times be, operated in accordance with its terms;

g.	the exercise of the Warrants (including, but not limited to the exercise price, the exercise notices, vesting periods and maximum duration of warrants) complies with the terms of the Plan, the applicable Belgian law and the Articles of Association (as defined in Exhibit A);

h.	the statements of facts contained in the Documents are accurate and complete;

i.	the Resolutions (as defined in Exhibit A) are in full force and effect and correctly reflect the resolutions taken by the board of directors (or its proxy holders), on their respective dates and were adopted at properly convened meetings;

j.	publication of the deed recording the resolutions taken by the board of directors of the Company or its proxy holders has taken or will take place in accordance with all applicable regulations;

k.	the Shares will be issued, delivered and paid for as set forth in the Plan;

l.	the opinion in this opinion letter will not be affected by any foreign law.

OPINION

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us, we express the following opinion:

•	the Shares to be issued upon exercise of any outstanding Warrants granted under the Plan, to the extent that they will be issued by the Company in compliance with the then applicable provisions of the Articles of Association, the laws of Belgium, the terms of such Warrants and the Plan, and that the Company will have received in full all amounts payable by the participants under the Plan in respect of such Shares, will be validly issued, fully paid-up and non-assessable.

This opinion is addressed to, and is solely for the benefit of, the Company and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person. We however hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC hereunder.

Yours faithfully,

/s/ NautaDutilh BV/SRL

NautaDutilh BV/SRL

exhibit A

List of documents

1.	a copy of the Form S-8 Registration Statement under the Securities Act of 1933, dated January 25, 2023 (the "Registration Statement");

2.	a copy of the French version of the co-ordinated articles of association of the Company dated September 30, 2022 (the “Articles of Association”);

3.	a copy of the rules of the 2022 Warrants Plan;

4.	a copy of the notarial deed recording the resolutions taken by the Company's board of directors held on December 28, 2022 (the " Resolutions");

5.	a copy of the special report of the board of directors of the Company (the “Board Report”) dated 20 December 2022 issued pursuant to Articles 7:180 juncto 7:179 and 7:191 BCCA submitted to the board of directors with regard to the Plan, and

6.	a certificate of the Company's secretary dated January 25, 2023.